Exhibit 5.1

TROUTMAN SANDERS LLP
Attorneys at Law
222 Central Park Avenue, Suite 2000
Virginia Beach, Virginia 23462
757.687.7500 telephone
757.687.7510 facsimile
troutmansanders.com

December 17, 2010

Dynex Capital, Inc.

4991 Lake Brook Drive, Suite 100

Glen Allen, Virginia 23060

Ladies and Gentlemen:

We have acted as counsel to Dynex Capital, Inc., a Virginia corporation (the “Company”) in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-149475) (the “Registration Statement”), for the offer and sale of 6,900,000 shares of the Company’s common stock (the “Shares”).

In connection with the delivery of this opinion, we have examined originals or copies of (a) the Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, in each case as amended to date; (b) the Registration Statement (including the prospectus forming a part thereof with regard to the offering of the Shares) and the exhibits thereto; (c) certain resolutions adopted by the Board of Directors of the Company and a committee thereof; and (d) such other records, agreements, instruments, certificates and other documents of public officials, the Company and its officers and representatives, as we have considered necessary.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered against payment therefor, will be legally issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the Commonwealth of Virginia. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, the incorporation of this opinion by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the aforesaid prospectus and Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Troutman Sanders LLP